EXHIBIT 10.13

LA-Z-BOY INCORPORATED
SEVERANCE PLAN FOR NAMED EXECUTIVE OFFICERS

LA-Z-BOY INCORPORATED
SEVERANCE PLAN FOR NAMED EXECUTIVE OFFICERS

ARTICLE I

Statement of Purpose

La-Z-Boy Incorporated hereby establishes the La-Z-Boy Incorporated Severance Plan for Named Executive Officers to provide financial assistance through certain Severance Benefits to Participants whose employment with an Employer hereunder is terminated in a Covered Termination.

The Plan is intended to be an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, and a severance pay plan within the meaning of the United States Department of Labor Regulation Section 2510.3-2(b).  This document applies to Participants whose Covered Termination occurs on or after the Effective Date.

ARTICLE II

Definitions

For purposes of this Plan, the following terms shall have the meanings ascribed to them below:

“Cause” means an Employee’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude, Employee’s willful or reckless material misconduct in the performance of Employee’s duties, Employee’s willful habitual neglect of material duties, Employee’s job performance that is deemed below expectations after having been given a corrective action plan and a final warning, or Employee’s serious and reckless or intentional violation of written Employer policies.

“COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code, and shall apply to health and welfare benefits offered by an Employer as required by law.

“COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group” means La-Z-Boy Incorporated and its Related Entities, or any of them, as currently or hereafter organized.

“Covered Termination” means an Employee’s Separation from Service from an Employer due to an involuntary reduction in the work force, the involuntary elimination of Employee’s position (including due to outsourcing or job restructuring), the involuntary termination of Employee’s employment by an Employer without Cause, or the Employee’s Separation from Service for Good Reason.  Notwithstanding the foregoing, a Covered Termination does not include a Separation from Service for Cause or a Separation from Service for any reason if the Participant fails to return all property of the Employer’s within 10 days after the date of the Separation from Service.

“Effective Date” means the date that this Plan became effective, which is June 11, 2010.

“Employee” means a common-law employee (including an officer) of an Employer who is on the Employer’s payroll.

“Employer” includes La-Z-Boy Incorporated, its Related Entities, and the respective successors and assigns of each.  When used in the plural, “Employers” means La-Z-Boy Incorporated and all of its Related Entities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means that a Participant resigns within 30 days after a reduction in Employee’s Monthly Base Pay or target bonus opportunity (other than in connection with a general decrease in compensation elements of similarly situated employees) or after being required to relocate Employee’s office to a facility more than 50 miles from Employee’s immediately prior principal office.  A resignation will be for Good Reason only if the Participant has provided Participant’s Employer with written notice of Participant’s related complaints and a reasonable opportunity to cure, and the Employer does not cure within a reasonable time.

 “Key Employee” means a “specified employee” as determined in accordance with (including measurement of the applicable effective time periods) the Treasury Regulations promulgated under Code Section 409A.

“La-Z-Boy Incorporated” means La-Z-Boy Incorporated and its successors and assigns.

“Length of Service” means the amount of employment service credited to a Participant for purposes of determining the Participant’s Severance Benefit Period as described in Article IV.

“Monthly Base Pay” means the base salary or base wages that a Participant earns during a calendar month, based on the rate of pay in effect for the Participant immediately before the Participant’s Separation from Service, excluding overtime or any special payments, and which is used to compute the amount of Severance Pay under Article IV of the Plan.

“Participant” means an Employee who is eligible for, and is participating in, this Plan pursuant to Article III.

“Plan” means the La-Z-Boy Incorporated Severance Plan for Named Executive Officers as set forth in this document and its schedules and attachments.

“Plan Administrator” means the person or committee responsible for administration of the Plan as set forth in Article VIII of the Plan.

“Plan Year” means the calendar year for recordkeeping purposes.

“Related Entity” means a corporation or other entity if it and La-Z-Boy Incorporated are members of a controlled group of corporations as defined in Section 414(b) of the Code or are under common control as defined in Section 414(c) of the Code.  A Related Entity may adopt this Plan by a corporate resolution and execution of a counterpart of this Plan.

“Release Date” means the date on which a Participant’s signed Release Agreement required under Section 6.1 of the Plan becomes irrevocable and non-rescindable.

“Separation from Service” means an Employee’s cessation of the performance of services for La-Z-Boy Incorporated and all of its Related Entities; provided, however, that a “Separation from Service” shall not be deemed to have occurred for purposes of this Plan unless the relevant circumstances constitute the Employee’s “Separation from Service” within the meaning of Section 409A of the Code.

 “Severance Benefit Period” means the period of time during which Severance Benefits are payable to, or on behalf of, a particular Participant (as applicable), if that Participant otherwise qualifies for Severance Benefits pursuant to the provisions of this Plan.

“Severance Benefits” means the “Severance Pay” and “COBRA Continuation Coverage” benefits as defined and described in Article IV.

 “Termination Date” means the date on which a Covered Termination becomes effective.

ARTICLE III

Eligibility and Participation

To be eligible for Severance Benefits under the Plan, an Employee must become a Participant in this Plan and continue to be a Participant immediately before the Participant’s Termination Date.  An Employee will become a Participant in this Plan on the date (but not prior to the Effective Date) that the Employee is designated as a “Named Executive Officer” for purposes of La-Z-Boy Incorporated’s annual proxy statement.  Each Participant shall be listed on Schedule A to this Plan, which schedule may be updated from time to time by the Company.  Severance Benefits may only be distributed to, or on behalf of, a Participant (as applicable) if the remaining requirements of this Plan are met.

ARTICLE IV

Benefits

Section 4.1.  Severance Benefits and Duration.  A Participant who has a Separation from Service that constitutes a Covered Termination shall be entitled to the following Severance Benefits:

(a)	Severance Pay - A Participant shall receive Monthly Base Pay according the applicable Employer’s standard payroll practices until the expiration of the Severance Benefit Period.

(b)
COBRA Continuation Coverage – In the event that a Participant is otherwise eligible for COBRA and complies with all elections and procedures of the applicable plan, an applicable Employer shall, during the Severance Benefit Period, pay any amount of premiums necessary for the Participant to incur no more premium cost, on a monthly basis, than the Participant incurred immediately prior to the Participant’s Separation from Service; provided that the portion of the premium cost charged to the Participant subsequent to the Separation from Service may be increased or decreased on a basis consistent with the increase or decrease in premium cost charged by the applicable Employer to similarly situated Employees and Participants.  The Employer’s payments, as applicable, shall be made to the entity funding the applicable plan’s coverage and not to the Participant.  If Employee was a Key Employee and if (in the reasonable opinion of the Plan Administrator) such payments by the Employer during the six-month period following the Key Employee’s Separation from Service are not permitted under Section 409A of the Internal Revenue Code, then such payments may be postponed or suspended until the end of such six-month period.

Upon termination of the Severance Benefit Period, any further health care coverage under COBRA to which the Participant may be entitled under applicable law shall continue only if the Participant (or beneficiary, as the case may be under applicable law) pays the full cost thereof (using rates and procedures applicable, from time to time, to the Employer’s standard COBRA procedures).  Notwithstanding the foregoing, if COBRA continuation coverage is no longer required to be provided to a Participant by law during the Severance Benefit Period, any payments by an Employer related to COBRA on behalf of that Participant (or qualified beneficiaries) under this Plan will also terminate.

Notwithstanding anything to the contrary contained herein, a Participant must comply with the release requirements of Section 6.1 to receive Severance Benefits.  In no event shall any Participant be entitled to receive cash or other benefits in lieu of COBRA Premiums, and the Severance Benefits (unless otherwise set forth above) shall be provided in accordance with the Severance Benefit Period set forth below:

Participant’s Position with La-Z-Boy Incorporated  Severance Benefit Period

Chief Executive Officer                                                                   24 months

All other Participants                                                                 12 months

ARTICLE V

Payment

Section 5.1.  Delayed Payment Date for Key Employees if Required.  Notwithstanding anything to the contrary in this Plan, if a Participant is a Key Employee at the time of Participant’s Separation from Service (other than due to death), then the Severance Benefits payable to Participant under this Plan, if any, and any other severance payments or separation benefits payments that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Participant on or within the six-month period following such Separation from Service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one (1) day after such Separation from Service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if a Participant dies following the Participant’s Separation from Service but prior to the six month anniversary of the Participant’s Separation from Service, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Participant’s estate as soon as administratively practicable after the date of Participant’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to a Participant under this Agreement that is made by March 15 of the calendar year following the Participant’s Separation From Service and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.

Section 5.2.  Death of Participant.  In the event a Participant (including a Participant who is a Key Employee) dies before receiving the Participant’s Severance Pay under the Plan, the Severance Benefits shall terminate and no further Severance Benefits shall be provided by this Plan on behalf of that Participant, unless otherwise required by law.

Section 5.3.  Change of Control.  Notwithstanding any provision in this Plan to the contrary, a Participant who receives any payment or benefit pursuant to a change in control agreement with the Company (the “CIC Benefit”) shall not be entitled to any payment or benefit pursuant to this Plan except to the extent that the payment or benefit that the Participant would otherwise receive pursuant to this Plan exceeds the CIC Benefit for the same period.

Section 5.4.  Limitation on Amount and Duration of Payments.  To assure compliance with Labor Reg. § 2510.3-2(b)(2)(i), the total amount of Severance Pay shall not exceed two times the Employee’s “annual compensation” during the year immediately before the Employee's termination, within the meaning of such regulation, and all installments of Severance Pay shall be completed within 24 months of the Employee’s Separation from Service.  Any payment that would otherwise be required hereunder but that would, but for this Section 5.4, be made after the conclusion of said 24-month period shall be included in the last payment made to the Employee within said 24-month period.

ARTICLE VI

Requirement of Effective Release; Integration with Other Benefits

Section 6.1.  Releases Generally.  In addition to the remaining requirements of this Plan, it shall be a condition of eligibility for Severance Benefits that the Participant shall have timely signed a release agreement (the “Release Agreement”) within the period of time specified below and shall not have timely revoked or rescinded such Release Agreement.  Such Release Agreement shall be in a form acceptable to the Plan Administrator that complies with applicable law and which is appropriate for the Participant’s classification.  The Release Agreement may include, among other items, a covenant not to compete with the Employers.  A Release Agreement must be signed no later than the date specified in the form Release Agreement provided to the Participant by the Plan Administrator.

No Severance Pay shall be paid to a Participant unless and until the Participant timely signs the Release Agreement and the period of time for revoking or rescinding such agreement under applicable law has expired without the Participant’s having revoked or rescinded such agreement.

Section 6.2.  Benefit Programs Generally.  Severance Benefits under this Plan are in addition to all pay (including accrued vacation pay) and other benefits normally payable to a Participant as of the Participant’s Termination Date according to the established applicable policies, plans, and procedures of La-Z-Boy Incorporated and its Related Entities.

ARTICLE VII

Discontinuance, Reduction, or Repayment of Benefits Upon Re-Employment or For Cause

Section 7.1.  Discontinuance, Reduction, or Repayment upon Re-Employment.  If a Participant is subsequently employed by any employer or engaged as a contractor before or after all of the Participant’s Severance Benefits under this Plan have been paid or provided, the following provisions shall apply:

(a)
Severance Pay - A rehired Participant (whether hired or engaged as a contractor by Employers or some other party) shall be entitled to receive and retain the portion of the Participant’s Severance Pay that is attributable to the portion of the Severance Benefit Period (including any fraction of a month) from the Termination Date through the date the Participant is rehired.  For the portion of the Severance Benefit Period (including any fraction of a month) beginning with the date that the Participant is rehired, the Participant shall be entitled to receive and retain only that portion of the Participant’s Severance Pay that is in excess of the compensation the Participant receives from such new employment or engagement for such period.

(b)
COBRA Continuation Coverage - The Employer’s payments for COBRA Premiums related to COBRA Continuation Coverage shall terminate (prorated if necessary) as of the date that the Participant gains health coverage upon reemployment.

(c)
Discontinuance - Notwithstanding anything herein to the contrary, if, during the Severance Benefit Period, a Participant (i) begins work as an employee, independent contractor, owner, or in any other capacity, with a company or proprietorship that is in competition in the United States or Canada with La-Z-Boy Incorporated or any Related Entity as such business is conducted at the time of termination; or (ii) in any fashion, form, or manner, either directly or indirectly, solicits, interferes with, or endeavors to entice away from the Controlled Group any customer, employee, supplier, person, firm, corporation, or entity who regularly deals with the Controlled Group, or directly or indirectly interferes with, entices away, or causes any other entity to employ, any employee or contractor of the Controlled Group; or (iii) discloses to anyone trade secrets, commercially sensitive information, or other confidential information of the Controlled Group except as required by law, then the Severance Benefit Period shall thereupon immediately terminate, and the Participant shall thereafter not be entitled to any Severance Benefits.

(d)
Repayment - The Participant shall promptly advise the Plan Administrator upon accepting other employment or work and prior to the commencement of such employment or work.  The Participant shall repay to the applicable Employer the portion, if any, of Severance Benefits that are in excess of the Participant’s entitlement as described herein.  The Participant shall repay to the applicable Employer all Severance Benefits paid if the Participant at any time discloses to anyone trade secrets, commercially sensitive information, or other confidential information of the Controlled Group except as required by law.  The Employers shall have the right to seek enforcement of their rights to repayment in any court of competent jurisdiction.  Nothing in this section shall be construed to limit any other remedy that the Employers’ may have.

Section 7.2.  Discontinuance or Repayment for Cause.  Notwithstanding any other provision of the Plan, if the Plan Administrator determines, at any time, that a Participant committed any act or omission, while the Participant was employed by an Employer, that would constitute Cause, then (i) payment of any Severance Benefits otherwise payable to the Participant under the Plan shall cease; (ii) payments by the Employer for COBRA Premiums shall cease; and (iii) the Participant shall repay any and all Severance Pay previously paid to the Participant under the terms of this Plan and reimburse the Employer for any payments by the Employer for COBRA Premiums.  The Employers shall have the right to seek enforcement of their rights under clause (iii) above in any court of competent jurisdiction.

ARTICLE VIII

Plan Administration

Section 8.1.  General Administration.  La-Z-Boy Incorporated may appoint one or more individuals or a committee to serve as Plan Administrator for the Plan.  In the absence of such an appointment, the Plan Administrator shall be the Compensation Committee of La-Z-Boy Incorporated.  The Plan Administrator shall have the discretionary authority to determine eligibility for Severance Benefits under the Plan and to construe the terms of the Plan, including the making of factual determinations.  Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that a Claimant is entitled to such benefits.  The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning administration and interpretation of the Plan and those decisions shall be given the most deference allowed by law, including case law.  The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such professional advice as the Plan Administrator deems reasonably necessary with respect to the Plan.  The Plan Administrator shall be entitled to rely on the information and advice furnished by such delegates and professionals unless the Plan Administrator has actual knowledge that such information and advice is inaccurate or unlawful.

Section 8.2.  Code Section 409A and other Compliance. To the extent that this Plan is subject to Section 409A of the Code, La-Z-Boy Incorporated intends for the Plan to comply with the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder and other applicable rulings and guidance (but this Plan shall not be deemed to be subject to such law, regulations or guidance merely by virtue of the references contained herein).  The Plan Administrator shall have authority to interpret and administer the Plan to comply with Code Section 409A, Section 16 of the Securities Exchange Act of 1934 and other laws, regulations and controlling guidance to the extent applicable.

ARTICLE IX

Claims Procedure

Section 9.1.  Filing a Claim.  Any individual (“Claimant”) who believes he is eligible for Severance Benefits under this Plan that have not been provided may submit an application for Severance Benefits to the Plan Administrator (or to such other person who may be designated by the Plan Administrator) in writing in such form as is provided or approved by the Plan Administrator.  A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a claim, prior to filing a claim (“Claim”) and exhausting rights under this Article IX.

When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within ninety (90) days after the receipt of such Claim unless special circumstances require an extension of time for processing the Claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period, which notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Claim was filed).  A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part.  If a Claim is denied, in whole or in part, the notice shall contain (a) the specific reasons for the denial, (b) references to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.

Section 9.2.  Review of Claim Denial.  If a Claim is denied, in whole or in part, the Claimant shall have the right to (a) request that the Plan Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Plan Administrator within sixty (60) days after the date on which the Claimant received written notification of the denial.  Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review by the Plan Administrator shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and reference to Plan provisions on which the decision is based.  A decision on review shall be final and binding on all persons for all purposes.

ARTICLE X

Amendment and Termination

La-Z-Boy Incorporated reserves the right to modify or amend the Plan from time to time in writing or to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount of Severance Benefits payable to any Participant whose Termination Date has already occurred, who has signed and not revoked or rescinded a Release Agreement required by Section 6.1, and who has completed all other applicable paperwork on or before the effective date of such amendment or termination.  Notwithstanding the foregoing, the Plan may be amended or modified (i) to the extent necessary or advisable to comply with or obtain the benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental agency or of changes in such law, regulations, ruling or requirements (including, without limitation, any amendment necessary to comply with or secure an exemption from Section 409A of the Code) or (ii) to adopt any other procedural or cosmetic amendment that does not materially change the benefits to Participants or materially increase the cost of the benefits provided hereunder.  No oral or written representations contrary to the terms of the Plan shall be binding.

ARTICLE XI

Miscellaneous

Section 11.1.  Participant Information.  Each Participant shall notify the Plan Administrator of the Participant’s current contact information and changes thereto.  In addition, each Participant shall be required to furnish the Plan Administrator with any other information and data that the Plan Administrator considers necessary for the proper administration of the Plan.  The information provided by the Participant under this provision shall be binding on the Participant and the Participant’s dependents, beneficiaries, and similar parties (to the extent applicable, if any) for all purposes of the Plan, unless such representations are known to be false.  The receipt of Severance Benefits under the Plan by each Participant is conditioned on the Participant’s furnishing true and complete data, evidence, or other information, and the Participant’s timely signing of any document related to the Plan and otherwise requested by the Plan Administrator.

Section 11.2.  Successors and Assigns.  The obligations of the Employers under the Plan shall be assumed by their successors and assigns, including, but not limited to, any person or entity receiving the transfer of stock or assets of an Employer.

Section 11.3.  Employment Rights.  The existence of the Plan shall not confer any legal or other rights on any Employee to continue employment, and, absent any other agreement to the contrary, the Employers reserve the right to terminate any Employee with or without cause at any time, notwithstanding the provisions of this Plan.

Section 11.4.  Controlling Law.  The provisions of this Plan shall be governed, construed, and administered in accordance with the laws of the State of Michigan unless otherwise preempted by ERISA or other federal law.

Section 11.5.  Notices.  Any notice, request, election, or other communication under this Plan shall be in writing and shall be considered given when delivered personally, electronically mailed, or mailed by first-class mail properly addressed (which, in the case of a Participant, shall include mailing to the last address provided to the Plan Administrator by such Participant).  Notice to the Plan Administrator shall be acceptable if to the following: Compensation Committee of La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan  48162.

Section 11.6.  Interests Not Transferable.  The interest of any Participant entitled to Severance Benefits under the Plan is not subject to sale, transferability, alienation, assignment, or encumbrance except as otherwise provided herein or as provided by ERISA or other controlling law.

Section 11.7.  Mistake of Fact or Law.  Any mistake of fact or law shall be corrected when it becomes known and proper adjustment made by reason thereof.  A Participant shall be required to return any payment, or portion thereof, made by mistake of fact or law to the applicable Employer that made such payment.

Section 11.8.  Plan Funding.  No person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of any Employer.  Any Severance Benefits that become payable under the Plan are unfunded obligations of the Participant’s Employer and shall be paid from the general assets of such Employer.

Section 11.9.  Headings.  The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Section 11.10.  Severability.  If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions of this Plan shall not be affected.

Section 11.11.  Withholding.  Notwithstanding any other provision of this Plan, the Employers may withhold from any and all Severance Benefits federal, state, or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 11.12.  Indemnification.  Any individual serving as Plan Administrator without compensation, and each and every Employee to whom are delegated duties, responsibilities, and authority with respect to the Plan, shall be indemnified to the fullest extent permitted by applicable law and the bylaws or other corporate documents of the Employers.

Executed this ______ day of June, 2010.

LA-Z-BOY INCORPORATED

By:

Its:

Adopting Employers:

England, Inc.

By:

Its:

Kincaid Furniture Company, Incorporated

By:

Its:

La-Z-Boy Retail, Inc.

By:

Its:

Schedule A
to La-Z-Boy Incorporated Severance Plan for Named Executive Officers

This schedule sets forth the Participants in the La-Z-Boy Incorporated Severance Plan for Named Executive Officers as determined by the Article III of the Plan and any other relevant provisions and Plan interpretations:

Participant	Date of Participation	Position in La-Z-Boy Incorporated
Kurt L. Darrow	June 11, 2010	Chief Executive Officer
Mark S. Bacon, Sr.	June 11, 2010	Senior Vice President
Steven M. Kincaid	June 11, 2010	Senior Vice President
Louis M. Riccio, Jr.	June 11, 2010	Senior Vice President
Otis S. Sawyer	June 11, 2010	Senior Vice President